UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 East 6th Street Austin, Texas	78702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 954-5204

Registrant’s Former Name or Address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	REZI	New York Stock Exchange

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Amended and Restated Credit Agreement

On February 12, 2021 (the “Amendment and Restatement Effective Date”), Resideo Technologies, Inc. (the “Company”) entered into an Amendment and Restatement Agreement, by and among the Company, Resideo Holding Inc., a Delaware corporation, Resideo Intermediate Holding Inc., a Delaware corporation (“U.S. HoldCo 2”), Resideo Funding Inc., a Delaware corporation (the “Borrower”), certain other subsidiaries of the Company, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Amendment”), which amended and restated in its entirety that certain Credit Agreement, dated as of October 25, 2018 (as amended by that certain First Amendment dated as of November 26, 2019 and that certain Second Amendment dated as of November 16, 2020, the “Existing Credit Agreement”; the Existing Credit Agreement as amended and restated by the Amendment, the “Amended and Restated Credit Agreement” and the transactions contemplated thereby, the “Refinancing”). The Amended and Restated Credit Agreement provides for senior secured financing of $1,450 million, consisting of:

•	a seven-year senior secured term B loan facility in an aggregate principal amount of $950 million (the “Term Loan Facility”); and

•

a five-year senior secured revolving credit facility in an aggregate principal amount of $500 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”).

Up to $75 million may be utilized under the Revolving Credit Facility for the issuance of letters of credit for the benefit of the Borrower or any of its subsidiaries. Letters of credit are available for issuance under the Amended and Restated Credit Agreement on terms and conditions customary for financings of this kind, which issuances will reduce the available funds under the Revolving Credit Facility.

The Borrower borrowed an aggregate amount of $950 million under the Term Loan Facility on the Amendment and Restatement Effective Date. The letters of credit and Revolving Credit Facility are available for working capital and other general corporate purposes from time to time after the Amendment and Restatement Effective Date and prior to the final maturity of the Revolving Credit Facility.

Use of Proceeds

Pursuant to the Refinancing, the Borrower used the net proceeds from the borrowings under the Term Loan Facility to repay in full all outstanding term loans under the Existing Credit Agreement and to pay related fees and expenses. All amounts borrowed pursuant to the Term Loan Facility in excess of amounts required to repay the term loans under the Existing Credit Agreement and to pay related fees and expenses were deposited with the Borrower and are available for general corporate purposes. No amounts were drawn under the Revolving Credit Facility in connection with the consummation of the Refinancing.

Guarantees

All obligations under the Senior Credit Facilities are unconditionally guaranteed jointly and severally, by: (a) the Company and (b) substantially all of the direct and indirect wholly owned subsidiaries of the Company that are organized under the laws of the United States, any state thereof or the District of Columbia (collectively, the “Guarantors”). The Guarantors entered into an amended and restated guarantee under the Amended and Restated Credit Agreement concurrently with the effectiveness of the Amendment.

Security

Subject to certain limitations, the Senior Credit Facilities are secured on a first priority basis by: (a) a perfected security interest in the equity interests of each direct subsidiary of the Borrower and each Guarantor under the Senior Credit Facilities (subject to certain customary exceptions) and (b) perfected, security interests in, and mortgages on, substantially all tangible and intangible personal property and material real property of the Borrower and each of the Guarantors under the Senior Credit Facilities, subject, in each case, to certain exceptions. The Borrower and the Guarantors entered into amended and restated collateral agreement concurrently with effectiveness of the Amendment.

Maturity

The Revolving Credit Facility matures five years after the Amendment and Restatement Effective Date, with certain extension rights in the discretion of each lender. The Term Loan Facility matures seven years after the Amendment and Restatement Effective Date, with certain extension rights in the discretion of each lender.

Interest Rate and Fees

The Senior Credit Facilities are subject to an interest rate, at the Borrower’s option, of either (a) base rate determined by reference to the highest of (1) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (2) the greater of the federal funds effective rate and the overnight bank funding rate, plus 0.5% and (3) the one month adjusted LIBOR rate, plus 1% per annum (“ABR”) or (b) an adjusted LIBOR rate (“LIBOR”) (which (x) with respect to LIBOR borrowings under Revolving Credit Facility shall not be less than zero and (y) with respect to LIBOR borrowings under the Term Loan Facility shall not be less than 0.5%).

The applicable margin for the Term Loan Facility is 2.25% per annum (for LIBOR loans) and 1.25% per annum (for ABR loans). The applicable margin for the Revolving Credit Facility varies from 2.25% per annum to 1.75% per annum (for LIBOR loans) and 1.25% to 0.75% per annum (for ABR loans) based on the leverage ratio under the Amended and Restated Credit Agreement. Accordingly, the interest rates for the Senior Credit Facilities will fluctuate during the term of the Amended and Restated Credit Agreement based on changes in the ABR, LIBOR or future changes in the leverage ratio thereunder. Interest payments with respect to the Term Loan Facility are required to be made either on a quarterly basis (for ABR loans) or at the end of each interest period (for LIBOR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Credit Facility, the Borrower is required to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which is determined by the leverage ratio under the Amended and Restated Credit Agreement and ranges from 0.25% to 0.35% per annum.

The Borrower is obligated to make quarterly principal payments throughout the term of the Term Loan Facility according to the amortization provisions in the Amended and Restated Credit Agreement, as such payments may be reduced from time to time in accordance with the terms of the Amended and Restated Credit Agreement as a result of the application of loan prepayments made thereunder, if any, prior to the scheduled date of payment thereof.

Prepayments

The Borrower may voluntarily prepay borrowings under the Amended and Restated Credit Agreement without premium or penalty, subject to a 1.00% prepayment premium in connection with any repricing transaction with respect to the Term Loan Facility in the first six months after the Amendment and Restatement Effective Date and customary “breakage” costs with respect to LIBOR loans. The Borrower may also reduce the commitments under the Revolving Credit Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

The Amended and Restated Credit Agreement also contains certain mandatory prepayment provisions in the event that the Company or its subsidiaries incur certain types of indebtedness, receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property or, starting with the fiscal year ending on December 31, 2021, 50% of excess cash flow on an annual basis (with step-downs to 25% and 0% subject to compliance with certain leverage ratios), in each case subject to terms and conditions customary for financings of this kind.

Representations and Warranties

The Amended and Restated Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications), including, among others, (a) status, binding obligations, non-conflict with other obligations, and power and authority, (b) solvency, taxation and litigation matters, (c) disclosure, (d) property ownership, (e) investment company status, (f) government approvals, (g) environmental matters and (h) compliance with sanctions and anti-corruption laws,

Certain Covenants

The Amended and Restated Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limits certain activities or actions, including the incurrence of additional indebtedness or liens, dispositions of assets, making of certain fundamental changes, entering into restrictive agreements, making certain investments, making certain loans, advances, guarantees and acquisitions, prepaying certain indebtedness, paying dividends or making certain other distributions or redemptions/repurchases on certain equity interests, engaging in transactions with affiliates or amending certain material documents.

In addition, the Amended and Restated Credit Agreement contains financial covenants applicable to the Revolving Credit Facility requiring the maintenance of a consolidated total leverage ratio of not greater than 3.50 to 1.00 (with step-downs to (a) 3.25 to 1.00 starting in the fiscal quarter ending March 31, 2022 and (b) 3.00 to 1.00 starting in the fiscal quarter ending September 30, 2022), and a consolidated interest coverage ratio of not less than 2.75 to 1.00.

Events of Default

The Amended and Restated Credit Agreement contains customary events of default, including with respect to a failure to make payments under the Senior Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment (which contains a marked copy of the Amended and Restated Credit Agreement) which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Indemnification and Reimbursement Agreement

On February 12, 2021, in connection with the Refinancing, U.S. Holdco 2 entered into a Fourth Amendment to Indemnification and Reimbursement Agreement (the “Reimbursement Agreement Amendment” and the underlying Indemnification and Reimbursement Agreement being referred to herein as the “Reimbursement Agreement”), dated as of October 14, 2018 between U.S. Holdco 2 and Honeywell International Inc. Pursuant to the Reimbursement Agreement Amendment, among other things, the covenants in Exhibit G of the Reimbursement Agreement were amended and restated in their entirety to substantially conform to the affirmative and negative covenants contained in the Amended and Restated Credit Agreement.

The foregoing description of the Reimbursement Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Reimbursement Agreement Amendment which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 under the heading “Amended and Restated Credit Agreement” above is incorporated herein by reference.

Item 8.01	Other Events.

Completion of Partial Redemption of Senior Notes

On February 16, 2021, the Borrower completed its previously announced redemption of $140 million aggregate principal amount of its 6.125% Senior Notes due 2026 (the “Notes” and such redemption, the “Partial Redemption”). The redemption price for the redeemed Notes, which was paid in full on February 16, 2021, is equal to 106.125% of the aggregate principal amount thereof, plus accrued and unpaid interest, to, but not including, the redemption date. Upon the completion of the Partial Redemption by the Borrower, $260 million of aggregate principal amount of the Notes remain outstanding.

Press Release

On February 17, 2021, the Company issued a press release announcing the completion of the Refinancing and the Partial Redemption. A copy of which the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Fourth Amendment to Indemnification and Reimbursement Agreement, dated as of February 12, 2021, between Resideo Intermediate Holding Inc. and Honeywell International Inc.

10.1	Amendment and Restatement Agreement, dated as of February 12, 2021, by and among the Resideo Technologies, Inc., Resideo Holding Inc., Resideo Intermediate Holding Inc., Resideo Funding Inc., certain other subsidiaries of Resideo Technologies, Inc., the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release issued by Resideo Technologies, Inc. dated February 17, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Jeannine J. Lane
Name:	Jeannine J. Lane
Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Date: February 17, 2021